EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257
FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr.

WOLVERINE WORLD WIDE, INC. INCREASES
DIVIDEND BY 50% AND ANNOUNCES 3-FOR-2
STOCK SPLIT

          Rockford, MI- December 15, 2004- Wolverine World Wide, Inc. (NYSE: WWW) today announced a 50% increase in its quarterly cash dividend and also announced that its Board of Directors has approved a 3-for-2 common stock split. The dividend increase raises the pre-split quarterly cash dividend from $.065 per share to $.0975 per share. On a post-split basis, the cash dividend would equal $.065 per share.

          The record date for the stock split and the cash dividend is January 3, 2005. Stockholders of record on that date will receive one new share of common stock for every two shares they own and will receive cash in lieu of fractional shares. Stockholders of record as of January 3, 2005, will also be paid a quarterly cash dividend of $.0975 per share on a pre-split basis. The distribution of the cash dividend, the additional shares issued pursuant to the stock split and cash in lieu of any fractional shares will be paid on February 1, 2005.

          "The stock split provides an opportunity to broaden our base of investors and improve the trading liquidity of our stock," said Timothy J. O'Donovan, Wolverine's President and CEO. "The dividend increase demonstrates our commitment to maximizing stockholder return and reflects our continued generation of cash and strong operating results. This action marks our twelfth consecutive year of dividend increases and raises Wolverine's dividend yield from .8% to 1.3% on an annualized basis."

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates(R), Hush Puppies(R), HYTEST(R), Merrell(R), Sebago(R) and Wolverine(R). The Company also markets footwear under popular licensed brands including CAT(R), Harley- Davidson(R) and Stanley(R). The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For additional information, please visit our website, http://www.wolverineworldwide.com.

# # #